UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 1, 2015

CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3000 GSK Drive, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Agreement. On December 1, 2015, Calgon Carbon Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Chad Whalen, Senior Vice President, General Counsel and Secretary of the Company (the “Executive”).

Term and Compensation. Pursuant to the terms of the Agreement, the Executive is entitled to receive at least the base salary set forth in such Executive's Agreement (a copy of the Agreement is filed with this Current Report) and the Executive is entitled to participate in all welfare, cash incentive, equity incentive, savings and retirement and other employee benefit plans, practices, policies, and programs applicable generally to other executive officers of the Company. The Agreement is effective December 1, 2015 and has a stated term through December 31, 2018 and may be terminated either with or without cause by the Company or terminated by the Executive under certain specified circumstances (with or without Good Reason, which is defined in the Agreement).

Severance. If an Executive's employment is terminated without Cause (as defined in the Agreement) or if an Executive resigns with Good Reason, the Company is required to provide the Executive (A) any amounts of compensation earned through the termination date and twelve (12) months of severance of the Executive's then base salary which is payable in a lump sum on the date which is the first day following the six (6) month anniversary of the date of termination, and (B) an additional lump sum payment equal to the reasonable estimated cost to the Executive of obtaining for the Severance Period (whether through coverage offered to comply with the Consolidated Omnibus Budget Reconciliation Act (COBRA) or otherwise) health and welfare benefits, including medical and prescription drugs, dental, vision and life insurance benefits substantially similar to those coverages that the Executive had immediately prior to the termination of employment, calculated by taking into account maximums and certain reductions under the Company’s Insurance Certificates.

Change of Control Severance. In the event of a Covered Change of Control Termination (as defined in the Agreement), then instead of any other severance benefits payable to the Executive, the Executive would (i) receive a lump sum equal to the sum of: (A) two (2) years of the Executive's then current base salary, (B) two (2) times the Bonus Amount (as defined in the Agreement), (C) the amount equal to the Bonus Amount times the fraction the numerator of which is the number of the calendar month during which the Change of Control occurred (with January being one (1) and December being twelve (12)) and the denominator of which is twelve (12), (D) the aggregate amount of contributions that would be credited to the Executive under the Company's 401(k) plan for the two (2) years following the effective date of termination in connection with (a) the Company's fixed contribution to the plan (currently 3%), (b) the Company's performance-based contribution to the plan (currently between 0% and 4%), assuming that the applicable rate of performance-based contributions during such period were to equal the average rate of performance-based contributions under the plan for the three years immediately prior to the effective date of termination, and (c) the Company's matching contributions of employee contributions to the plan at the then current rate of matching contributions, assuming that the Executive were to continue to participate in the plan and to make the maximum permissible contribution thereunder for the two (2) year period, and (E) an additional lump sum payment equal to the reasonable estimated cost to the Executive of obtaining for the two-year period (whether through coverage offered to comply with the COBRA or otherwise) health and welfare benefits, including medical and prescription drugs, dental, vision and life insurance benefits substantially similar to those coverages that the Executive had immediately prior to the termination of employment, calculated by taking into account maximums and certain reductions under the Company’s Insurance Certificates; (ii) be entitled to exercise all stock options and stock appreciation rights previously granted to the Executive by the Company, and shall be fully vested in all restricted stock, stock units and similar stock-based or incentive awards (assuming "maximum" satisfaction of any applicable performance conditions) previously granted to the Executive by the Company, regardless of any deferred vesting or deferred exercise provisions of such arrangements; provided, however, that the payment of restricted units shall not be accelerated except as provided in the award agreement under which they were granted. The Change of Control Severance Payments are payable on the first day following the six (6) month anniversary of the date of the Covered Change of Control Termination (as defined in the Agreement). Severance Payments (as defined in the Agreement) under the Agreement are not required to be "grossed up" for the effect of any excise taxes that might be due under Section 280G, 4999 or 409A of the Internal Revenue Code.

The Agreement requires the Executive to comply with confidentiality, non- compete and non-solicitation covenants.

The summary of the Agreement in this Current Report on Form 8-K is qualified in its entirety to the full text of the Agreement, the same being attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the Company’s press release with respect to Mr. Whalen’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are being filed pursuant to Item 601 of Regulation S-K and General Instruction B2 to this Form 8-K:

Exhibit No.	Description
10.1	Employment Agreement by and between Calgon Carbon Corporation and Chad Whalen effective December 1, 2015

99.1	Press Release dated December 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION
(Registrant)

Date: December 7, 2015	/s/ Chad Whalen

(Signature)
Chad Whalen
Senior Vice President, General Counsel and Secretary